Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Generex Biotechnology Corporation on Form S-3, as amended (File No. 333-150562, 333-67118, 333-106519, 333-110493, 333-112891, 333-117822, 333-121309, 333-126624, 333-128328, 333-131430, 333-135284, and 333-164591), and Form S-8, as amended (File No. 333-55072, 333-66654, 333-88026, and 333-145412), of our reports dated October 14, 2010 relating to the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting for the year ended July 31, 2010 included in the Annual Report of Generex Biotechnology Corporation on Form 10-K for the year ended July 31, 2010.  Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ MSCM LLP

Toronto, Canada
October 14, 2010